UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report: (Date of earliest event reported): August 2, 2018

 Chico’s FAS, Inc.
(Exact Name of Registrant as Specified in its Charter)

 Florida
(State or Other Jurisdiction of Incorporation)

001-16435	59-2389435
(Commission File Number)	(IRS Employer Identification No.)

11215 Metro Parkway, Fort Myers, Florida	33966
(Address of Principal Executive Offices)	(Zip code)
(239) 277-6200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

 Item 1.01 Entry into a Material Definitive Agreement.
On August 2, 2018, Chico’s FAS, Inc. (the “Company”) and certain material domestic subsidiaries entered into a credit agreement (the “Credit Agreement”) among the Company, certain material domestic subsidiaries as co-borrowers and guarantors, Wells Fargo Bank, National Association, as Agent, letter of credit issuer and swing line lender, and certain lenders party thereto. The Credit Agreement replaces the Company’s prior revolving credit facility with JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent and other lenders entered into on May 4, 2015 (the “2015 Credit Agreement”). The Credit Agreement provides for a five-year asset-based senior secured revolving loan and letter of credit facility of up to $200 million, maturing August 2, 2023. In addition, during the term of the Credit Agreement, the Company may increase the commitments under the Credit Agreement by up to an additional $100 million, subject to customary conditions, including obtaining the agreements from the lenders to provide such commitment increase. Borrowings and letters of credit under the Credit Agreement are not permitted to exceed a borrowing base, which is tied to the level of inventory and accounts receivable of the Company, the other borrowers and the guarantors.
The credit facility may be used to obtain letters of credit, finance the acquisition of working capital assets in the ordinary course of business and capital expenditures, and for general corporate purposes, including for permitted acquisitions and investments. The interest rate applicable to loans under the Credit Agreement will be equal to, at the Company’s option, either a base rate, determined by reference to the federal funds rate, plus a margin of 0.25%, or a LIBO rate, plus a margin of 1.25%, in each case, depending on availability under the Credit Agreement. In addition, the Company will pay a commitment fee of 0.20% per annum on the unused portion of the commitments under the Credit Agreement. As of the closing date of the Credit Agreement, there were $61.3 million in loans outstanding under the Credit Agreement, the net proceeds of which were used to pay off the outstanding obligations under the 2015 Credit Agreement.
The Credit Agreement contains customary representations, warranties, and affirmative covenants, as well as customary negative covenants, that, among other things restrict, subject to certain exceptions, the ability of the Company and certain of its domestic subsidiaries to: (i) incur liens, (ii) make investments, (iii) issue or incur additional indebtedness, (iv) undergo significant corporate changes, including mergers and acquisitions, (v) make dispositions, (vi) make restricted payments, (vii) prepay other indebtedness and (viii) enter into certain other restrictive agreements. The Company may pay cash dividends and repurchase shares under its share buyback program, subject to certain thresholds of available borrowings based upon the lesser of the aggregate amount of commitments under the Credit Agreement and the borrowing base (the “Loan Cap”), determined after giving effect to any such transaction or payment, on a pro forma basis.
Failure to maintain availability under the Credit Agreement of at least the greater of $18 million or 10% of the Loan Cap, or if an event of default exists or has occurred and is continuing constitutes a cash dominion event under the Credit Agreement, which would continue, if occurring due to an availability shortfall, until availability is at least 10% of the Loan Cap for at least thirty consecutive days. During the existence of a cash dominion event, among other things, amounts in bank accounts of the Company and the guarantors will be required to be applied to repay borrowings under the Credit Agreement, subject to limited exceptions.
The Credit Agreement contains customary events of default, such as payment defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency, the occurrence of a change of control, inaccuracy of representations and warranties and failure to observe the affirmative or negative covenants under the Credit Agreement, subject, where appropriate, to customary grace periods. The occurrence of an event of default would allow the lenders to, among other things, terminate the commitments under the Credit Agreement, declare any then-outstanding loans due and payable immediately and require that the Company cash collateralize outstanding letters of credit. If an event of default has occurred and is continuing, or if availability under the Credit Agreement is less than the greater of $18 million and 10% of the Loan Cap, the Company will be required to maintain a fixed charge coverage ratio of at least 1.00 to 1.00, which is tested at the end of each fiscal quarter.
The Company’s obligations under the Credit Agreement are guaranteed by the guarantors and secured by a lien on certain assets of the Company and certain material domestic subsidiaries, including inventory, accounts receivable, cash deposits, and certain insurance proceeds.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.49 hereto, and is incorporated by reference herein.
Item 1.02 Termination of a Material Definitive Agreement.
The 2015 Credit Agreement, which was unsecured and had provided for a term loan commitment in the amount of $100 million and a revolving credit commitment in the amount of $100 million, was terminated on August 2, 2018 in connection with the Company’s entering into the Credit Agreement described under Item 1.01 above, and all outstanding amounts thereunder were repaid.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required by this Item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit 10.49	Credit Agreement among the Company, certain of its subsidiaries, Wells Fargo Bank, National Association and the Lenders party thereto dated as of August 2, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICO’S FAS, INC.

Date: August 3, 2018	By:
/s/ Todd E. Vogensen
Todd E. Vogensen, Executive Vice President, Chief Financial Officer and Assistant Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 10.49	Credit Agreement among the Company, certain of its subsidiaries, Wells Fargo Bank, National Association and the Lenders party thereto dated as of August 2, 2018